Andrea Prochniak, Investors and Media 212.756.4542 andrea.prochniak@AllianceBernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.59 per Unit
Adjusted Diluted Net Income of $0.62 per Unit
Cash Distribution of $0.62 per Unit

New York, NY, July 26, 2018 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2018.
“Despite ongoing volatility in the global markets during the quarter, we maintained strong client momentum in the key areas of our business,” said Seth P. Bernstein, President and CEO of AllianceBernstein. “Active equity net flows of $3.4 billion were positive for the second consecutive quarter in both Institutional and Retail, on the back of continued investment outperformance, and we once again expanded our fee realization rate and adjusted operating margin.”

(US $ Thousands except per Unit amounts)	2Q 2018	2Q 2017	2Q 2018 vs 2Q 2017 % Change	1Q 2018	2Q 2018 vs 1Q 2018 % Change

U.S. GAAP Financial Measures
Net revenues	$844,738	$802,313	5.3%	$867,787	(2.7%)
Operating income	$189,464	$162,537	16.6%	$222,671	(14.9%)
Operating margin	22.4%	18.1%	430 bps	23.0%	(60 bps)
AB Holding Diluted EPU	$0.59	$0.43	37.2%	$0.60	(1.7%)

Adjusted Financial Measures (1)
Net revenues (2)	$719,692	$651,665	10.4%	$782,349	(8.0%)
Operating income	$196,744	$162,326	21.2%	$235,330	(16.4%)
Operating margin (2)	27.3%	24.9%	240 bps	30.1%	(280 bps)
AB Holding Diluted EPU	$0.62	$0.49	26.5%	$0.73	(15.1%)
AB Holding cash distribution per Unit	$0.62	$0.49	26.5%	$0.73	(15.1%)

(US $ Billions)
Assets Under Management
Ending AUM	$539.8	$516.6	4.5%	$549.5	(1.8%)
Average AUM	$542.2	$507.7	6.8%	$557.1	(2.7%)

(1) The adjusted financial measures are all non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.
(2) Prior period adjusted net revenues and operating margin have been revised due to a GAAP reclassification of certain promotion and servicing expenses that impacted adjusted revenues previously presented.

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Bernstein continued: “By continually demonstrating our ability to generate differentiated returns across a broad array of active services, we are building trust and advocacy among consultants and clients and growing in the most promising areas of our business. In Institutional, we added $3.5 billion in diverse new mandates to our pipeline, finishing the quarter at $7.1 billion, up 25%. We also closed our third Real Estate Debt fund, with $3.1 billion in commitments - 50% above expectations. In Retail, a mix of eight fixed income, equity and alternatives funds each attracted more than $100 million of net flows in the second quarter, including nearly $1.4 billion to our US Large Cap Growth fund. In Private Wealth, net flows were positive for the 6th consecutive quarter, as our model of customized client advice and long-term wealth management continues to resonate with clients during uncertain times. And on the sell side, we’re managing the MiFID II transition well, with favorable new pricing arrangements with nearly all our regional clients. Finally, we continued to improve our firm’s operating efficiencies and financial metrics during the quarter. Even with net outflows, our organic fee growth was flat in the quarter, and we expanded our adjusted operating margin by 240 basis points year-on-year, to 27.3%, and achieved an incremental margin of 51%.”
The firm’s cash distribution per unit of $0.62 is payable on August 23, 2018, to holders of record of AB Holding Units at the close of business on August 6, 2018.
Market Performance
US and global equity markets were mixed in the second quarter, while US and global fixed income markets were lower. The S&P 500’s total return was 3.4% in the second quarter and the MSCI EAFE Index’s total return was (1.0)%. The Bloomberg Barclays US Aggregate Index returned (1.2)% during the second quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was (4.8)%.

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Assets Under Management ($ Billions)
Total assets under management as of June 30, 2018 were $539.8 billion, down $9.7 billion, or 1.8%, from March 31, 2018, and up $23.2 billion, or 4.5%, from June 30, 2017.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/18	$254.4	$190.3	$95.1	$539.8
Net Flows for Three Months Ended 6/30/18:
Active	$(8.7)	$(0.1)	$0.6	$(8.2)
Passive	0.7	(0.5)	0.3	0.5
Total	$(8.0)	$(0.6)	$0.9	$(7.7)

Total net outflows were $7.7 billion in the second quarter, versus net outflows of $2.4 billion in the previous quarter, and net inflows of $4.7 billion in the prior year period.
Institutional channel second quarter net outflows of $8.0 billion compared to net outflows of $2.8 billion in the first quarter. The quarter’s net outflows included a $7.0 billion low-fee Customized Retirement Strategies (CRS) redemption in April. Institutional gross sales of $3.9 billion decreased sequentially from $14.8 billion, primarily due to $10.1 billion of CRS fundings in the prior quarter. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $7.1 billion at June 30, 2018 from $5.7 billion.
Retail channel second quarter net outflows of $0.6 billion compared to net outflows of $1.3 billion in the first quarter. Retail gross sales of $11.6 billion decreased 22% sequentially from $14.9 billion.
Private Wealth channel second quarter net inflows of $0.9 billion compared to $1.7 billion in the first quarter. Private Wealth gross sales of $3.5 billion decreased 20% sequentially from $4.4 billion.
Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Second quarter net revenues of $845 million increased 5% from the second quarter of 2017. Higher investment advisory base fees, performance-based fees and distribution revenues were partially offset by lower investment gains and Bernstein Research revenues.
Sequentially, net revenues decreased 3% due to lower investment gains, Bernstein Research revenues, dividend and interest income, investment advisory base fees and distribution revenues, partially offset by higher performance-based fees.
Bernstein Research revenues decreased 3% year-over-year due to lower revenues in the US and Europe, partially offset by higher revenues in Asia and the positive impact of a weaker US dollar. Sequentially, the 7% decrease was due to lower revenues in the US, Europe and Asia, as well as a stronger US dollar.
Expenses
Second quarter operating expenses of $655 million increased 2% from the second quarter of 2017. Higher employee compensation and benefits and promotion and servicing expenses were partially offset by lower general and administrative (“G&A”) expense. Employee compensation and benefits expense increased due to higher salaries, incentive compensation, commissions and fringes, partially offset by lower severance. Promotion and servicing expense increased due to higher distribution related payments, trade execution costs, transfer fees and marketing expense, partially offset by lower amortization of deferred sales commissions. Within G&A, lower occupancy and expenses related to our consolidated company-sponsored investment funds were partially offset by higher professional fees. During the second quarter of 2018, we recorded a $6.9 million non-cash real estate charge compared to a $20.7 million non-cash real estate charge in the second quarter of 2017.
Sequentially, operating expenses increased 2% due to higher employee compensation and benefits and promotion and servicing expenses, partially offset by lower G&A expense. Employee compensation and benefits expense increased due to higher incentive and base compensation, partially offset by lower fringe expense. Within promotion and servicing, higher marketing and travel and entertainment expenses were partly offset by lower distribution related payments. Within G&A, lower expenses related to our consolidated company-sponsored investment funds and portfolio servicing fees were partially offset by higher professional fees. The $6.9 million non-cash real estate charge in the second quarter compares to a $0.3 million non-cash real estate credit in the prior period.
Operating Income and Net Income Per Unit
Second quarter operating income of $189 million increased 17% from $163 million in the second quarter of 2017 and the operating margin of 22.4% increased 430 basis points from 18.1% in the second quarter of 2017. Sequentially, operating income decreased 15% from $223 million and the operating margin declined 60 basis points from 23.0%.
Second quarter diluted net income per Unit of $0.59 compared to $0.43 in the second quarter of 2017 and $0.60 in the first quarter of 2018.

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Non-GAAP Earnings
This section discusses our second quarter 2018 non-GAAP financial results, compared to the second quarter of 2017 and the first quarter of 2018. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Second quarter adjusted net revenues of $720 million were up 10% from the second quarter of 2017. Higher investment advisory base fees and performance-based fees, investment gains compared to investment losses in the prior year period and lower net distribution expense were partially offset by lower Bernstein Research revenues.
Sequentially, adjusted revenues decreased 8% due to lower performance-based fees, Bernstein Research Revenues, investment advisory base fees and investment gains, partially offset by lower net distribution expense.
Expenses
Second quarter adjusted operating expenses of $523 million were up 7% from the second quarter of 2017, driven by higher employee compensation and benefits and promotion and servicing expenses, partially offset by lower G&A expense. Employee compensation and benefits increased due to higher salaries, incentive compensation, commissions and fringes, partially offset by lower severance. Promotion and servicing increased due to higher trade execution and marketing expenses. Within G&A, favorable foreign exchange translation and lower occupancy expense were partially offset by higher professional fees.
Sequentially, adjusted operating expenses decreased 4% due to lower employee compensation and benefits expense, partly offset by higher promotion and servicing expense. G&A expense was essentially flat. Employee compensation and benefits decreased due to lower incentive compensation and fringe expense, partially offset by higher base compensation and other employment costs. Promotion and servicing expense increased due to higher marketing and travel and entertainment expenses. Within G&A, higher professional fees were offset by favorable foreign exchange translation and lower portfolio servicing fees.
Operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $197 million increased 22% from $162 million in the second quarter of 2017 and the adjusted operating margin of 27.3% increased 240 basis points from 24.9%.
Sequentially, adjusted operating income decreased 16% from $235 million and the adjusted operating margin decreased 280 basis points from 30.1%.
Second quarter adjusted diluted net income per Unit of $0.62 was up from $0.49 in the second quarter of 2017 and down from $0.73 in the first quarter of 2018.

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Headcount
As of June 30, 2018, we had 3,505 employees, compared to 3,454 employees as of June 30, 2017 and 3,446 as of March 31, 2018.
Unit Repurchases
During the three and six months ended June 30, 2018, we purchased approximately 1.2 million and 1.2 million AB Holding Units for $32.9 million and $35.2 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 1.2 million AB Holding Units for $32.9 million during the second quarter of 2018 with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. During the three and six months ended June 30, 2017, we purchased 4.3 million and 5.7 million AB Holding Units for $96.7 million and $127.8 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 3.7 million and 4.9 million AB Holding Units for $82.4 million and $110.3 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.
Second Quarter 2018 Earnings Conference Call Information
Management will review Second Quarter 2018 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, July 26, 2018. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/corporate/investor-relations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 8584348.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2018 financial and operating results on July 26, 2018.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call on July 26, 2018 and will remain on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 8584348.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2017 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
In May 2017, AXA S.A. (“AXA”) announced its intention to pursue the sale of a minority stake in AXA Equitable Holdings, Inc. (“EQH”) (NYSE: EQH) through an initial public offering (the “IPO”). On May 14, 2018, EQH completed the IPO and AXA now owns approximately 71.9% of the outstanding common stock of EQH.
As of June 30, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.9% of AllianceBernstein and EQH, directly and through various subsidiaries, owned an approximate 64.7% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2018	2Q 2017	2Q 2018 vs. 2Q 2017 % Change	1Q 2018	2Q 2018 vs. 1Q 2018 % Change

GAAP revenues:
Base fees	$561,572	$516,485	8.7%	$567,338	(1.0%)
Performance fees	35,298	14,678	140.5%	6,260	463.9%
Bernstein research services	106,211	109,470	(3.0%)	114,400	(7.2%)
Distribution revenues	105,118	100,149	5.0%	108,004	(2.7%)
Dividends and interest	21,194	19,348	9.5%	28,215	(24.9%)
Investments gains (losses)	213	24,113	(99.1%)	26,082	(99.2%)
Other revenues	27,264	24,265	12.4%	27,028	0.9%
Total revenues	856,870	808,508	6.0%	877,327	(2.3%)
Less: interest expense	12,132	6,195	95.8%	9,540	27.2%
Total net revenues	844,738	802,313	5.3%	867,787	(2.7%)

GAAP operating expenses:
Employee compensation and benefits	358,248	327,862	9.3%	343,825	4.2%
Promotion and servicing
Distribution-related payments	106,301	100,632	5.6%	110,154	(3.5%)
Amortization of deferred sales commissions	6,113	8,307	(26.4%)	6,598	(7.4%)
Trade execution, marketing, T&E and other	59,259	55,359	7.0%	54,043	9.7%
General and administrative
General & administrative	108,836	117,462	(7.3%)	121,234	(10.2%)
Real estate (credits) charges	6,909	20,747	(66.7%)	(264)	n/m
Contingent payment arrangements	52	178	(70.8%)	53	(1.9%)
Interest on borrowings	2,629	2,254	16.6%	2,612	0.7%
Amortization of intangible assets	6,927	6,975	(0.7%)	6,861	1.0%
Total operating expenses	655,274	639,776	2.4%	645,116	1.6%

Operating income	189,464	162,537	16.6%	222,671	(14.9%)

Income taxes	7,538	10,265	(26.6%)	15,825	(52.4%)

Net income	181,926	152,272	19.5%	206,846	(12.0%)

Net income (loss) of consolidated entities attributable to non-controlling interests	261	17,169	(98.5%)	22,650	(98.8%)

Net income attributable to AB Unitholders	$181,665	$135,103	34.5%	$184,196	(1.4%)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2018	2Q 2017	2Q 2018 vs. 2Q 2017 % Change	1Q 2018	2Q 2018 vs. 1Q 2018 % Change

Equity in Net Income Attributable to AB Unitholders	$65,388	$47,947	36.4%	$65,698	(0.5%)
Income Taxes	6,931	6,206	11.7%	7,538	(8.1%)
Net Income	58,457	41,741	40.0%	58,160	0.5%

Additional Equity in Earnings of Operating Partnership (1)	115	137	(16.1%)	145	(20.7%)
Net Income - Diluted	$58,572	$41,878	39.9%	$58,305	0.5%
Diluted Net Income per Unit	$0.59	$0.43	37.2%	$0.60	(1.7%)
Distribution per Unit	$0.62	$0.49	26.5%	$0.73	(15.1%)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2018	2Q 2017	2Q 2018 vs. 2Q 2017 % Change	1Q 2018	2Q 2018 vs. 1Q 2018 % Change
AB L.P.
Period-end	270,222,414	265,714,086	1.7%	269,839,937	0.1%
Weighted average - basic	270,563,705	268,301,889	0.8%	269,184,109	0.5%
Weighted average - diluted	270,835,739	268,732,079	0.8%	269,520,000	0.5%
AB Holding L.P.
Period-end	98,028,820	93,503,142	4.8%	97,643,743	0.4%
Weighted average - basic	98,367,626	96,061,547	2.4%	96,986,828	1.4%
Weighted average - diluted	98,639,660	96,491,737	2.2%	97,322,719	1.4%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2018
($ billions)
Ending and Average	Three Months Ended
	6/30/18	6/30/17
Ending Assets Under Management	$539.8	$516.6
Average Assets Under Management	$542.2	$507.7

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$265.0	$191.0	$93.5	$549.5
Sales/New accounts	3.9	11.6	3.5	19.0
Redemption/Terminations	(9.9)	(10.6)	(2.8)	(23.3)
Net Cash Flows	(2.0)	(1.6)	0.2	(3.4)
Net Flows	(8.0)	(0.6)	0.9	(7.7)
Investment Performance	(2.6)	(0.1)	0.7	(2.0)
End of Period	$254.4	$190.3	$95.1	$539.8

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$142.5	$52.2	$237.0	$40.9	$10.0	$66.9	$549.5
Sales/New accounts	8.6	1.1	5.2	1.9	—	2.2	19.0
Redemption/Terminations	(5.0)	(0.3)	(8.9)	(1.6)	(0.1)	(7.4)	(23.3)
Net Cash Flows	(0.2)	(0.5)	(2.2)	—	0.3	(0.8)	(3.4)
Net Flows	3.4	0.3	(5.9)	0.3	0.2	(6.0)	(7.7)
Investment Performance	1.3	1.3	(5.2)	0.4	(0.1)	0.3	(2.0)
End of Period	$147.2	$53.8	$225.9	$41.6	$10.1	$61.2	$539.8

Three-Month Net Flows By Investment Service (Active versus Passive)

	Actively Managed	Passively Managed(1)	Total
Equity	$3.4	$0.3	$3.7
Fixed Income	(5.6)	0.2	$(5.4)
Other(2)	(6.0)	—	$(6.0)
Total	$(8.2)	$0.5	$(7.7)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$151.7	$108.1	$93.2	$353.0
Non-U.S. Clients	102.7	82.2	1.9	186.8
Total	$254.4	$190.3	$95.1	$539.8

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
US $ Thousands, unaudited	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017

Net Revenues, GAAP basis	$844,738	$867,787	$919,141	$812,150	$802,313	$764,917
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	77,844	—	—	—	—
Distribution-related payments	(106,301)	(110,154)	(110,517)	(106,106)	(100,632)	(94,213)
Amortization of deferred sales commissions	(6,113)	(6,598)	(6,871)	(7,629)	(8,307)	(9,079)
Pass-through fees & expenses	(10,487)	(10,609)	(10,664)	(9,759)	(9,701)	(10,407)
Impact of consolidated company-sponsored investment funds	(1,494)	(36,037)	(16,032)	(23,368)	(25,701)	(22,155)
Long-term incentive compensation-related investment (gains) losses	(542)	209	(977)	(2,055)	(1,926)	(2,979)
Long-term incentive compensation-related dividends and interest	(156)	(93)	(1,515)	(130)	(150)	(158)
Gain on sale of software technology	—	—	—	(361)	(4,231)	—
Other	47	—	—	—	—	—
Adjusted Net Revenues	$719,692	$782,349	$772,565	$662,742	$651,665	$625,926

Operating Income, GAAP basis	$189,464	$222,671	$283,035	$162,027	$162,537	$166,312
Exclude:
Impact of adoption of revenue recognition standard ASC 606	—	35,156	—	—	—	—
Real estate (credits) charges	6,909	(264)	(2,732)	18,655	20,747	(2)
Long-term incentive compensation-related items	585	417	(103)	329	417	68
Gain on sale of software technology	—	—	—	(361)	(4,231)	—
Acquisition-related expenses	—	—	—	1,462	25	524
Contingent payment arrangements	—	—	—	(193)	—	—
Other	47	—	—	—	—	—
Sub-total of non-GAAP adjustments	7,541	35,309	(2,835)	19,892	16,958	590
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	261	22,650	8,384	16,526	17,169	16,318
Adjusted Operating Income	$196,744	$235,330	$271,816	$165,393	$162,326	$150,584

Operating Margin, GAAP basis excl. non-controlling interests	22.4%	23.0%	29.9%	17.9%	18.1%	19.6%

Adjusted Operating Margin	27.3%	30.1%	35.2%	25.0%	24.9%	24.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ Thousands except per Unit amounts, unaudited	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Net Income - Diluted, GAAP basis	$58,572	$58,305	$78,802	$43,314	$41,878	$44,086
Impact on net income of AB non-GAAP adjustments	2,609	12,271	(599)	4,960	5,637	197
Adjusted Net Income - Diluted	$61,181	$70,576	$78,203	$48,274	$47,515	$44,283

Diluted Net Income per Holding Unit, GAAP basis	$0.59	$0.60	$0.84	$0.46	$0.43	$0.46
Impact of AB non-GAAP adjustments	0.03	0.13	—	0.05	0.06	—
Adjusted Diluted Net Income per Holding Unit	$0.62	$0.73	$0.84	$0.51	$0.49	$0.46

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

Lastly, in 2017 we excluded a cumulative realized gain of $4.6 million on the exchange of software technology for an ownership stake in a third party provider of financial market data and trading tools.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) acquisition-related expenses, (3) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, and (4) the impact of consolidated company-sponsored investment funds, and includes the revenues and expenses associated with the implementation of ASC 606 discussed above and (5) the gain on the sale of software technology during 2017.

Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

A realized gain on the exchange of software technology for an ownership stake in a third party company during 2017 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

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Adjusted Operating Margin

Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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